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                                                                  EXHIBIT (a)(9)

                                 FIREPOND, INC.

FROM:       MARGOT OERTEL

SUBJECT:    OFFER TO EXCHANGE OPTIONS

DATE:       JULY 20, 2001

     In connection with Firepond, Inc.'s offer to all eligible employees of the Company to exchange their outstanding options for new options, attached is a revised "Summary Consolidated Financial Data" from section 9 of the Offer to Exchange Options. Information regarding book value per common share as of April 30, 2001 has been added to the table.


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     The financial information included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2000 and in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, is incorporated herein by reference. If you would like a paper copy of our Annual Report or Quarterly Report, please contact Margot Oertel by phone at (781) 487-8463 or by e-mail at margot.oertel@firepond.com or you may refer to the section titled "Additional Information" beginning on page 19 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

     The following table sets forth selected consolidated financial data for Firepond. The selected historical statements of operations data for the years ended October 31, 1998, 1999 and 2000, and the selected historical balance sheet data as of October 31, 1999 and 2000, have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2000, as filed with the SEC. The selected historical statements of operations data for the six months ended April 30, 2000 and 2001, and the selected balance sheet data as of April 30, 2001, have been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended April 30, 2001, as filed with the SEC. Such statements are unaudited, but in management's opinion, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of such period. The operating results for the six months ended April 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending October 31, 2001. The information presented below should be read together with our consolidated financial statements and related notes.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except for per share data)


                                                              FISCAL YEARS ENDED               SIX-MONTHS ENDED
                                                                 OCTOBER 31,                        APRIL 30,
                                                        1998         1999        2000          2000        2001
                                                        ----         ----        ----          ----        ----
                                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
     Product-related revenues                         $  6,860     $ 18,381     $ 47,393     $ 18,344     $ 23,845
     Custom development services                        22,142       15,904       14,579        7,220        3,017

          Total revenues                                29,002       34,285       61,972       25,564       26,862

Gross profit                                            17,352       17,734       39,215       17,180        8,021

Loss from operations                                    (8,715)     (28,224)     (19,582)      (9,894)     (37,347)

Net loss before extraordinary item                      (9,041)     (28,855)     (14,905)      (8,967)     (35,249)

Loss on extinguishment of debt                              --           --       (1,437)      (1,437)          --

Net loss                                                (9,041)     (28,855)     (16,342)     (10,404)     (35,249)

Stock dividend paid to preferred stockholders               --           --      (65,542)     (65,542)          --

Net loss applicable to common stockholders              (9,041)     (28,855)     (81,884)     (75,946)     (35,249)

     Basic and diluted net loss per share before
        extraordinary item                            $  (0.91)    $  (2.88)    $  (0.52)    $  (0.41)    $  (0.98)
     Extraordinary item                               $     --     $     --     $  (0.05)    $  (0.07)    $     --
     Stock dividend paid to preferred stockholders    $     --     $     --     $  (2.32)    $  (3.01)    $     --
     Basic and diluted net loss per share
        applicable to common stockholders             $  (0.91)    $  (2.88)    $  (2.89)    $  (3.49)    $  (0.98)

     Basic and diluted weighted average common
       shares outstanding                                9,925       10,024       28,286       21,748       35,821


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                       SUMMARY CONSOLIDATED FINANCIAL DATA
                    (in thousands, except for per share data)

                                                           OCTOBER 31,         APRIL 30,
                                                       1999         2000         2001
                                                       ----         ----         ----
                                                                             (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments    $  2,120     $116,233    $ 67,040
Working (deficit) capital                             (11,380)     101,907      59,282
Total assets                                           21,660      144,320     116,781
Long-term debt, less current portion                      702           --          --
Convertible preferred stock                               191           --          --
Total stockholders' equity (deficit)                   (5,354)     110,464      84,295
Book value per common share                                           3.10        2.17